FOR IMMEDIATE RELEASE
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             CALIFORNIA MICRO DEVICES ADOPTS SHAREHOLDER RIGHTS PLAN

Milpitas, California, September 24, 2001 - California Micro Devices Corporation (Nasdaq: CAMD) today announced that its Board of Directors has adopted a Shareholder Rights Plan. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of CAMD common stock held by shareholders of record as of the close of business on October 12, 2001.

The Rights Plan is designed to enable all CAMD shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire CAMD. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The Rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if a person or group acquires 15 percent or more of CAMD's common stock. If a person or group acquires 15 percent or more of CAMD's common stock while the Rights Plan remains in place, all Rights holders, except the acquiring person or group, will be entitled to buy CAMD common stock at a discount. The effect will be to discourage acquisitions of 15 percent or more of CAMD's common stock in the absence of negotiations with the Board.

The Rights will trade with CAMD's common stock unless and until they are separated upon the occurrence of certain future events. California Micro Devices' Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person or group acquires 15 percent or more of CAMD's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About California Micro Devices Corporation

Headquartered in Milipitas California, CAMD designs, manufactures and markets integrated thin film, silicon-based termination and filtering components and active electronic circuitry. Built in ISO 9000-registered quality system environments, CAMD's products target the requirements of computer, networking, and communication-based customers for smaller, high density devices that operate at high frequencies with superior performance and functionality. For more information please log on to www.calmicro.com.


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Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see CAMD's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and its Annual Report on Form 10-K for the fiscal year ended March 31,2001. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


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